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[COMPANY LOGO] BUCHANAN INGERSOLL
               ATTORNEYS

           BRIAN S. NORTH
            215-665-3828
          northbs@bipc.com

                                                              November 20, 2000

VIA FACSIMILE
                                                                     [LETTERHEAD
Securities and Exchange Commission                                     LOCATIONS
450 Fifth Street, N.W.                                                     TEXT]
Judiciary Plaza
Washington, DC 20549

         RE:      SAND TECHNOLOGY INC.
                  REGISTRATION STATEMENT ON FORM F-2
                  FILE NO. 333-12216
                  RULE 424(b)(3)

Ladies and Gentlemen::

         Pursuant to Rule 424(b), we are filing on behalf of our client Sand Technology Inc. (the "Company") a prospectus supplement relating to the prospectus contained in the Company's Registration Statement on Form F-2.

         Please contact me at (215) 665-3828 if you have any questions with respect to this matter.

                                               Very truly yours,

                                               /s/ Brian S. North
                                               --------------------------
                                               Brian S. North


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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-12216


                              SAND TECHNOLOGY INC.

                              Prospectus Supplement
                     (To Prospectus Dated October 13, 2000)

         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         On September 5, 2000, we issued a drawdown notice to Sundowner Investments Limited under the common share purchase agreement described in the attached prospectus. This notice offered to sell our Class A common shares to Sundowner Investments Limited. Sundowner Investments Limited has purchased 138,963 Class A common shares at a purchase price of US$4.318 per share. These purchases resulted in aggregate proceeds of US$562,500 being paid and released from escrow to us by Sundowner Investments Limited. Ladenburg Thalmann & Co. Inc., our placement agent, received US$36,000 as a placement fee in connection with this drawdown. Epstein Becker & Green, P.C., escrow agent, received US$1,500 for its escrow expenses.

         On October 5, 2000, we issued a drawdown notice to Sundowner Investments Limited under the common share purchase agreement described in the attached prospectus. This notice offered to sell our Class A common shares to Sundowner Investments Limited. Sundowner Investments Limited has purchased 170,391 Class A common shares at a purchase price of US$3.7579 per share. These purchases resulted in aggregate proceeds of US$600,386 being paid and released from escrow to us by Sundowner Investments Limited. Ladenburg Thalmann & Co. Inc., our placement agent, received US$38,418 as a placement fee in connection with this drawdown. Epstein Becker & Green, P.C., escrow agent, received US$1,500 for its escrow expenses.

         The attached prospectus relates to the resale of shares acquired by Sundowner Investments Limited pursuant to the common share purchase agreement and to the resale of shares by the other selling shareholders identified in the attached prospectus. Because these selling shareholders may sell some or all of their shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of their shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering.

         We expect to use the proceeds from this sale of our Class A common shares for general corporate purposes.


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         On November 6, 2000, we entered into an agreement with Sundowner
Investments Limited, Ladenburg Thalmann & Co. Inc, and AMRO International, S.A. The agreement provides for:

         - the issuance of up to 500,000 Class A common shares at US$6.00 per share during the period from November 7, 2000 to November 17, 2000 upon the request of Sundowner Investments Limited under the common share purchase agreement.

         - the termination of the equity line of credit under the common share purchase agreement upon the closing of a private placement agreement we entered into on November 6, 2000 providing for a private placement in Canada.

         - the payment to Ladenburg Thalmann & Co. Inc. of US$250,000 upon the closing of the November 6, 2000 private placement agreement. This payment will be increased to US$300,000 if the Sundowner Investments Limited does not purchase the 500,000 Class A common shares described above.

         - the termination of the common shares and warrants purchase agreement with AMRO International upon the closing of the November 6, 2000 private placement agreement.

         The date of this prospectus supplement is November 16, 2000.